Exhibit 99.1

FOR IMMEDIATE RELEASE

Brand Engagement Network Secures $1.05 Million Private

Placement at Premium to Market

Returning investors fund equity raise at $8.50 per share — more than 20% above the September 21 close

WILMINGTON, Del., Sept. 22, 2026 /PRNewswire/ — Brand Engagement Network, Inc. (Nasdaq: BNAI) (“BEN” or the “Company”), an enterprise AI software company, today announced that it has entered into a securities purchase agreement for a $1,051,025 private placement of common stock priced at $8.50 per share. The purchase price represents more than a 20% premium to the Company’s September 21, 2026 closing price of $7.07.

The placement was subscribed in equal parts by returning investor BEN Capital Fund I, LLC and Joseph Bevash. The Company will issue an aggregate 123,650 shares of common stock. An initial $150,025 (17,650 shares) was funded at closing, with the remaining $901,000 to be funded in five equal monthly installments of $180,200 through February 5, 2027.

The transaction includes 100% warrant coverage. For each share purchased, the investors receive a six-month warrant to purchase one additional share at the same $8.50 exercise price. If the placement is funded in full, the warrants will cover up to 123,650 shares.

This transaction continues a clear 2026 trend of BEN securing equity commitments from sophisticated investors at significant premiums to the prevailing market. Prior private placements this year were priced at $63.25, $39.25, and $17.82, each above the then current closing price, including placements priced 20% over the close.

“This is another above-market commitment from investors who already know the company — after Cataneo, after Accelevate, and while we continue to deploy enterprise AI,” said Tyler Luck, Chief Executive Officer of Brand Engagement Network. “The people writing the checks are not trading the noise. They are funding the plan.”

Transaction Highlights

●	$1,051,025 aggregate commitment at $8.50 per share
●	More than 20% premium to the September 21, 2026 close of $7.07
●	123,650 shares, split equally between BEN Capital Fund I, LLC and Joseph Bevash
●	$150,025 funded at initial closing; $901,000 to be funded over five months
●	1-for-1 six month warrants at the same $8.50 strike price
●	Continues a consistent 2026 track record of premium-priced private placements

The securities described in this release were offered and sold in private transactions pursuant to exemptions from the registration requirements of the Securities Act of 1933, as amended. This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities.

About Brand Engagement Network

Brand Engagement Network, Inc. (Nasdaq: BNAI) builds secure, enterprise-grade artificial intelligence for the engagement layer of AI-where human intent is transformed into intelligent interactions, automated workflows, and real-world outcomes. Powered by BEN’s proprietary Engagement Language Model (ELM), the technology enables conversational AI interactions that connect human intent to organizational data, workflows, and real-world outcomes. BEN’s AI operates within secure closed-loop environments using approved organizational data and built-in governance and compliance controls. Trusted by organizations in regulated and high-impact industries, BEN helps bring AI into real operational settings where engagement drives outcomes and accountability matters.

In June 2026, BEN acquired Cataneo GmbH, which provides enterprise software for advertising sales, scheduling, traffic, content management, monetization, analytics, CRM integration, and real-time reporting across linear, digital, and on-demand media.

For more information, visit www.brandengagementnetwork.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws, including statements regarding the funding of remaining installments under the securities purchase agreement, issuance and exercise of warrants, use of proceeds, commercial execution, integration of acquired businesses, and future capital formation. Forward-looking statements are based on current expectations and are subject to risks and uncertainties that could cause actual results to differ materially, including the Purchasers’ performance of remaining funding obligations, Nasdaq listing and market conditions, dilution from the issuance of shares and warrant shares, the Company’s liquidity and going-concern considerations described in its SEC reports, integration of acquired businesses, and other risks described in the Company’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The Company undertakes no obligation to update any forward-looking statement except as required by law.

Contacts

Investor Relations

Brand Engagement Network Inc.

legal@beninc.ai

www.beninc.ai

SOURCE Brand Engagement Network, Inc.